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                                                                   EXHIBIT 12.1
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                                     ASSOCIATED MATERIALS INCORPORATED
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       (IN THOUSANDS, EXCEPT RATIOS)
                                                                                          Twelve
                                                                 108 Days     257 Days    Months     Six Months  Six Months
                                    Twelve Months Ended          Ended        Ended       Ended        Ended       Ended
                                       December 31,              April 18,   December 31, January 3,  June 28,    July 3,
                                 ----------------------------  -----------  ------------ ----------  ----------  ----------
                                 1999       2000        2001      2002        2002        2004          2003       2004
                               -------     ------      ------    --------    ------       -----      ----------  ----------
                                        Predecessor            Predecessor
                               ------------------------------  -----------
Income (loss) before
income
  tax expense                    $33,528    $40,110     $41,320   $(4,780)    $21,721    $41,919     $ 9,033      $ 2,927

Fixed Charges
  Interest expense               $ 7,108    $ 7,177     $ 7,172   $ 2,153     $16,977    $27,369     $10,935      $22,210
  Accrued dividends on
   Holdings' preferred stock          --         --          --        --      14,653     22,096      10,533        3,757
  Portion of rents
   representative of
   interest factor                 4,337      4,842       5,823     1,996       4,057      7,096       3,041        4,560
  Amortization of debt               275        274         274        69          --         --          --           --
                                 -------    -------     -------   -------     -------    -------     -------      -------

  Total fixed charges            $11,720    $12,293     $13,339   $ 4,218     $35,687    $56,561     $24,509      $30,527
                                 =======    =======     =======   =======     =======    =======     =======      =======

Earnings/(losses):               $45,248    $52,403     $54,659   $  (562)    $57,408    $98,480     $33,542      $33,454

Ratio of earnings to fixed
  charges                            3.9        4.3         4.1       --          1.6        1.7         1.4          1.1
                                 =======    =======     =======   =======     =======    =======     =======      =======
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(a) The deficiency in the ratio of earnings to fixed charges is approximately
    $4.8 million for the one hundred eight days ended April 18, 2002.